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                                                                    Exhibit 12.1

                           Nexstar Broadcasting Group

    Computation of Ratio of Earnings to Fixed Charges and Preferred Dividend
                             (dollars in thousands)

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

                                  December 31,   December 31,    December 31,    December 31,   December 31,   June 30,   June 30,
                                     1998           1999            2000             2001           2002         2002       2003
                                 -------------  -------------   -------------    ------------   ------------   --------   --------
Pre-tax income (loss)
from continuing operation
before adjustment for
minority interests in
consolidated  subsidiaries          (11,666)      (12,109)         (1,550)         (40,432)       (19,707)      (13,699)   (18,414)
                                    =======       =======          ======          =======        =======       =======    =======
Fixed Charges:

Interest expense and
amortization of debt
discount                             11,452        17,368          19,861           39,973         38,789        19,179     26,267

Appropriate Portion of
(1/3) rentals                           103           166             212              193            297           149        152
                                    -------       -------          ------          -------        -------        ------    -------
Total fixed charges                  11,555        17,534          20,073           40,166         39,086        19,328     26,419

Pre-tax income (loss) from
continuing operations before
adjustment for minority
interests in consolidated
subsidiaries plus
fixed charges                          (111)       5,425           18,523             (266)        19,379         5,629      8,005
                                    =======       =======          ======          =======        =======       =======    =======
Preferred dividend
requirements                                                                         2,786          7,713         3,718      7,939

Ratio of pretax income
to net income                                                                         1.00           0.38          0.34       0.94

Preferred dividend factor                                                            2,773          2,906         1,280      7,491

Total fixed charges                  11,555        17,534          20,073           40,166         39,086        19,328     26,419

Total fixed charges and
preferred dividends                  11,555        17,534          20,073           42,939         41,992        20,607     33,910
                                    -------       -------          ------          -------        -------        ------    -------
Ratio of earnings to combined
fixed charges and preferred
dividends

Deficiency to cover
fixed charges                       11,666         12,109           1,550           43,205         19,707        13,699     18,414



                                                         Pro Forma Ratio

                                                                                         December 31,                  June 30,
                                                                                            2002                         2003
                                                                                         ------------                  --------

Pre-tax income (loss)
from continuing operations
before adjustment for
minority interests in
consolidated subsidiaries                                                                  (45,795)                    (23,912)


Fixed Charges:

Interest expense and
amortization of debt
discount                                                                                    60,477                      30,764

Appropriate Portion of
(1/3) rentals
                                                                                               297                         152
                                                                                           -------                     -------
Total fixed charges                                                                         60,774                      30,916
                                                                                           -------                     -------

Pre-tax income (loss)
from continuing operations
before adjustment for
minority interests in
consolidated subsidiaries
plus fixed charges                                                                          14,979                       7,004
                                                                                           =======                      ======
Preferred dividend
requirements                                                                                     0                           0

Ratio of pretax income
to net income

Preferred dividend factor

Total fixed charges                                                                         60,774                      30,916
                                                                                           -------                     -------
Total fixed charges
and preferred dividends                                                                     60,774                      30,916
                                                                                           =======                     =======
Ratio of earnings to
combined fixed charges
and preferred dividends

Deficiency to cover
fixed charges                                                                               45,795                       23,912
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